Filed Pursuant to Rule 424(b)(3)

Registration No. 333-205684

RW HOLDINGS NNN REIT, INC.

SUPPLEMENT NO. 10 DATED FEBRUARY 1, 2018

TO

PROSPECTUS DATED APRIL 28, 2017

(as supplemented by Supplement No. 1 dated May 17, 2017,

Supplement No. 2 dated August 18, 2017,

Supplement No. 3 dated September 19, 2017,

Supplement No. 4 dated October 4, 2017,

Supplement No. 5 dated December 5, 2017,

Supplement No. 6 dated December 26, 2017,

Supplement No. 7 dated December 28, 2017,

Supplement No. 8 dated January 4, 2018 and

Supplement No. 9 dated January 19, 2018)

This prospectus supplement (“Supplement”) amends and supplements our prospectus, dated April 28, 2017, as supplemented by Supplement No. 1 dated May 17, 2017, Supplement No. 2 dated August 18, 2017, Supplement No. 3 dated September 19, 2017, Supplement No. 4 dated October 4, 2017, Supplement No. 5 dated December 5, 2017, Supplement No. 6 dated December 26, 2017, Supplement No. 7 dated December 28, 2017, Supplement No. 8 dated January 4, 2018 and Supplement No. 9 dated January 19, 2018 (the “Prospectus”). This Supplement should be read in conjunction with the Prospectus, as previously supplemented. This Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or previous supplements to it. This Supplement is qualified by reference to the Prospectus, as previously supplemented, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus, as previously supplemented.

Unless the context suggests otherwise, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

A.	To provide an update regarding the status of the offering; and
B.	To provide an update regarding cash distributions paid and declared.

PROSPECTUS UPDATES

A.	Status of the Offering

The following supersedes and replaces the first paragraph under the “Status of the Offering” section of the Prospectus:

On July 20, 2016, we commenced our reasonable best efforts $1 billion initial public offering of up to 100 million shares of our Class C common stock, including 10 million shares pursuant to our distribution reinvestment plan, and we are currently selling our shares in the following states: CA, CO, CT, FL, GA, HI, ID, IL, IN, KY, LA, MO, MT, NH, NV, NY, SC, SD, TX, UT, VA, VT, WI, and WY.  As of January 26, 2018, we had received aggregate gross offering proceeds of $95,308,839 in connection with the sale of 9,530,445 shares of our Class C common stock, including 358,984 shares sold under our distribution reinvestment plan for aggregate gross offering proceeds of $3,591,833. Accordingly, as of January 26, 2018, there were 90,469,555 shares remaining available for sale in connection with the offering, including 9,641,016 shares pursuant to our distribution reinvestment plan.

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B.	Status of Distributions

The following supplements the “Prospectus Summary—If I buy shares, will I receive distributions and how often?” and “Description of Shares—Distributions” sections of the Prospectus:

On January 25, 2018, our board of directors paid distributions to our shareholders based on daily record dates for the period December 1, 2017 through December 31, 2017 at a rate of $0.0018817 per share per day, or $502,708, on the outstanding shares of our Class C common stock. Of the $502,708, $400,333 was reinvested through our dividend reinvestment plan. The daily dividend rate of $0.0018817 per share of Class C common stock per day represented an annualized rate of return, if paid each day for a 365-day period, equal to 7% based on a $10.00 value per share of Class C common stock.

On February 1, 2018, our board of directors declared distributions based on daily record dates for the periods January 1, 2018 through January 31, 2018 and February 1, 2018 through February 28, 2018 at rates of $0.0018911 and $0.0020938 per share per day, respectively, on the outstanding shares of our Class C common stock, which we expect to pay on the 25th day (or the first business day thereafter if such 25th day is not a business day) of the month following the end of the applicable monthly period (February 26, 2018 and March 26, 2018, respectively). The daily dividend rates of $0.0018911 and $0.0020938 per share of Class C common stock per day represent an annualized rate of return for their respective monthly periods, if paid each day for a 365-day period, equal to 7% based on a $10.05 value per share of Class C common stock.

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